UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2009

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2009, the term of the employment agreement, dated June 1, 2009, between Joseph E. Bernstein and Empire Resorts, Inc. (the “Company”) will expire in accordance with its terms.  As a result of the expiration of his employment agreement, Mr. Bernstein will cease to serve as the Chief Executive Officer of the Company.

On December 24, 2009, the Board of Directors of the Company appointed Joseph A. D’Amato, the Company’s current Chief Financial Officer, to replace Mr. Bernstein as Chief Executive Officer of the Company effective January 1, 2010.

In connection with Mr. D’Amato’s appointment as Chief Executive Officer, the Company entered into an Amended and Restated Employment Agreement with Mr. D’Amato, effective January 1, 2010 (the “Employment Agreement”).  The Employment Agreement provides for a term ending on January 1, 2013, unless Mr. D’Amato’s employment is earlier terminated by either party in accordance with the provisions thereof.  Mr. D’Amato is to receive a base salary at the rate of $350,000 per year for the term of the Employment Agreement and will be entitled to participate in any annual bonus plan maintained by the Company for its senior executives on such terms and conditions as may be determined from time to time by the Compensation Committee of the Board of Directors of the Company.  Mr. D’Amato is also entitled under the Employment Agreement to receive a payment of $10,000 for relocation expenses, provided that if Mr. D’Amato terminates his employment under certain circumstances with 12 months he will be required to reimburse the Company for such relocation expenses.  In the event that the Company terminates Mr. D’Amato’s employment with Cause (as defined in the Employment Agreement) or Mr. D’Amato resigns without Good Reason (as defined in the Employment Agreement), the Company’s obligations are limited generally to paying Mr. D’Amato his base salary through the termination date.  In the event that the Company terminates Mr. D’Amato’s employment without Cause or Mr. D’Amato resigns with Good Reason, the Company is generally obligated to continue to pay Mr. D’Amato’s compensation for the lesser of (i) 18 months or (ii) the remainder of the term of the Employment Agreement.  In the event that the Company terminates Mr. D’Amato’s employment without Cause or Mr. D’Amato resigns with Good Reason on or following a Change of Control (as defined in the Employment Agreement), the Company is generally obligated to continue to pay Mr. D’Amato’s compensation for the greater of (i) 24 months or (ii) the remainder of the term of the Employment Agreement.  In each case, the vesting of the options granted to Mr. D’Amato pursuant to his prior employment agreement with the Company would be accelerated, which options would remain exercisable through the remainder of its original 5 year term.  The foregoing summary of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the actual text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Mr. D’Amato, age 61, previously served as Chief Financial Officer of the Company since September 2009.  Prior to his employment with the Company, Mr. D’Amato most recently served as the Chief Executive Officer of Mount Airy Casino Resort in Pennsylvania, from 2007 to 2009, and as Chief Financial Officer of the Seneca Gaming Corporation in Western New York from 2002 to 2005 and as its Chief Operating Officer from 2005 to 2007. During his earlier career in the gaming industry, Mr. D’Amato served in various executive capacities with the Trump Entertainment, Park Place and Golden Nugget organizations. From 1970-1975, Mr. D’Amato was a Senior Auditor at Ernst & Young. Mr. D’Amato has participated in raising over $2 billion in the public and bank finance markets, and has extensive experience with Sarbanes Oxley and the filing requirements and regulations of the Securities & Exchange Commission. He has been a CPA in New Jersey and Pennsylvania and received an MS in Taxation from Widener University in 1985, an MBA (Finance) from LaSalle University in 1978, and a BS in Business Administration from LaSalle University in 1970.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibits

10.1	Amended and Restated Employment Agreement, dated as of December 24, 2009, by and between Joseph A. D’Amato and Empire Resorts, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: December 24, 2009	By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Financial Officer

Exhibits

Exhibit No.	Exhibits

10.1	Amended and Restated Employment Agreement, dated as of December 24, 2009, by and between Joseph A. D’Amato and Empire Resorts, Inc.